Exhibit 10.1

     AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated March 4, 2011, between PALL CORPORATION, a New York corporation (the “Company”), and ERIC KRASNOFF (“Executive”).

     WHEREAS, the parties hereto are parties to an Amended and Restated Employment Agreement dated July 20, 2005, as amended May 3, 2006, July 18, 2006, and December 31, 2008 (the “Existing Agreement”), and

     WHEREAS, the parties hereto wish to amend and restate the Existing Agreement as a result of Executive’s notice to the Company on January 28, 2011 of his intention to retire;

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements hereinafter set forth, the parties hereto agree that the Existing Agreement is hereby amended and restated to read in its entirety as follows:

     ss.1. Employment and Term.

     The Company hereby employs Executive, and Executive hereby agrees to serve, as chief executive officer of the Company, with the duties set forth in ss.2, for a term (hereinafter called the “Term of Employment”) which began August 1, 2003 (the “Term Commencement Date”) and ending upon the earlier of (a) March 9, 2012 or (b) the appointment of a successor chief executive officer (whether interim or permanent).

     ss.2. Duties.

     (a) As used herein, the term “chief executive officer” means the person who has the title of chief executive officer of the Company and also has such authority and duties as are customarily possessed by and assigned to a chief executive officer and consistent with the Company’s bylaws.

     (b) During the Term of Employment, Executive shall, except during customary vacation periods and periods of illness, devote all of his business time and attention (other than time devoted to charitable and family business and/or investment activities which do not materially interfere with his duties hereunder) to the performance of his duties hereunder and to the business and affairs of the Company and its subsidiaries and to promoting the best interests of the Company and its subsidiaries, and he shall not, either during or outside of such normal business hours, engage in any activity inimical to such best interests.

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     ss.3. Compensation and Benefits During Term of Employment.

     (a) Base Salary. With respect to the period beginning on the Term Commencement Date and ending on July 31, 2004, the Company shall pay to Executive a Base Salary (in addition to the compensation provided for elsewhere in this Agreement) at the rate of $760,000 per annum (hereinafter called the “Original Base Salary”). With respect to each Contract Year beginning with the Contract Year which starts August 1, 2004, the Company shall pay Executive a Base Salary at such rate as the Board of Directors may determine but not less than the Original Base Salary adjusted as follows: The term “Contract Year” or “Fiscal Year” as used herein means the period from August 1 of each year through July 31 of the following year. For each Contract Year during the Term of Employment beginning with the Contract Year which starts August 1, 2004, the minimum compensation payable to Executive under this ss.3(a) (hereinafter called the “Minimum Base Salary”) shall be determined by increasing (or decreasing) the Original Base Salary by the percentage increase (or decrease) of the Consumer Price Index (as hereinafter defined) for the month of June immediately preceding the start of the Contract Year in question over (or below) the Consumer Price Index for June 2003. The term “Consumer Price Index” as used herein means the “Consumer Price Index for all Urban Consumers” compiled and published by the Bureau of Labor Statistics of the United States Department of Labor for “New York - Northern N. J. - Long Island, NY-NJ-CT-PA”. To illustrate the operation of the foregoing provisions of this ss.3(a): Executive’s Base Salary for the Contract Year August 1, 2004 through July 31, 2005 shall be not less than the Original Base Salary adjusted by the percentage increase (or decrease) of the Consumer Price Index for June 2004 over (or below) said Index for June 2003. Further adjustment in the Minimum Base Salary shall be made for each ensuing Contract Year, in each case (i) using the Consumer Price Index for June 2003 as the base except as provided in the immediately following paragraph hereof and (ii) applying the percentage increase (or decrease) in the Consumer Price Index since said base month to the Original Base Salary to determine the Minimum Base Salary. The Base Salary shall be paid in such periodic installments as the Company may determine but not less often than monthly. For the avoidance of doubt, the Board of Directors set Executive’s Base Salary for the Contract Year which starts August 1, 2010 at a rate of $ 928,393 per annum, which shall be the Original Base Salary for the calculation of the Minimum Base Salary for the Contract Year which starts August 1, 2011.

     If with respect to any Contract Year (including the Contract Year beginning August 1, 2004) the Board of Directors fixes the Base Salary at an amount higher than the Minimum Base Salary, then (unless a resolution adopted simultaneously with the resolution fixing such higher Base Salary for such Contract Year provides otherwise), for the purpose of determining the Minimum Base Salary for subsequent Contract Years: (i) the amount of the higher Base Salary so fixed shall be deemed substituted for the Original Base Salary wherever the Original Base Salary is referred to in the immediately preceding paragraph hereof, and (ii) the base month for determining the Consumer Price Index adjustment shall be June of the calendar year in which the Contract Year to which such higher Base Salary is applicable begins (e.g., if the Board fixes a Base Salary for the Contract Year beginning August 1, 2004 which is higher than the Minimum Base Salary, then June 2004 would become the base month for the purposes of making the CPI adjustment to determine the Minimum Base Salary for subsequent Contract Years).

     (b) Bonus Compensation. With respect to each Fiscal Year of the Company falling in whole or in part within the Term of Employment beginning with the Fiscal Year ending July 31, 2004, Executive shall be eligible to receive a Bonus (in addition to his Base Salary) in accordance with the terms of the Pall Corporation 2004 Executive Incentive Bonus Plan adopted by the Compensation Committee of the Board of Directors of the Company on October 16, 2003, approved by shareholders at the annual meeting of shareholders on November 19, 2003, and amended by the Board of Directors, acting by its Compensation Committee, on July 19, 2005 and January 18, 2006, a copy of which is annexed hereto and incorporated herein by reference (the “Bonus Plan”). Words and terms used herein with initial capital letters and not defined herein are used herein as defined in the Bonus Plan. For purposes of determining the amount of the Bonus payable to Executive for any Fiscal Year under the Bonus Plan (the “Plan Bonus”), Executive’s Target Bonus Percentage shall be 150% of his Base Salary for such Fiscal Year.

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     (c) Fringe Benefits and Perquisites. During the Term of Employment, Executive shall enjoy the customary perquisites of office, including but not limited to office space and furnishings, secretarial services, expense reimbursements, and any similar emoluments customarily afforded to senior executive officers of the Company. Executive shall also be entitled to receive or participate in all “fringe benefits” and employee benefit plans provided or made available by the Company to its executives or management personnel generally, such as, but not limited to, group hospitalization, medical, life and disability insurance, and pension, retirement, profit-sharing and stock option or purchase plans; provided, however, Executive shall make no new elections to defer compensation under the Company’s Management Stock Purchase Plan following the date hereof, and the Company is not required to award any new grants to Executive under any of the Company’s equity plans after the date hereof. The Company will continue to provide Executive with indemnification and advancement of legal fees as required by the bylaws of the Company and applicable law.

     (d) Vacation. Executive shall be entitled each year to a vacation or vacations in accordance with the policies of the Company as determined by the Board or by an authorized senior officer of the Company from time to time, which shall not be less than customarily provided to senior executive officers of the Company. The Company shall not pay Executive any additional compensation for any vacation time not used by Executive.

     (e) Relocation Expenses. If at any time during the Term of Employment Executive changes the location of his principal office, either at the request of the Company or because it is in the best interests of the Company for him to do so, to a location more than one hour’s commuting time from the present principal office of the Company in Port Washington, Long Island, New York, the Company shall reimburse Executive for all costs and expenses reasonably related to or arising from such relocation, including but not limited to the cost of suitable housing at the new location, the cost of continuing to maintain his residence at the old location if he so elects, moving expenses, and the amounts necessary to equalize Executive’s taxes and cost of living between the old and new locations so that Executive will not have suffered any financial disadvantage from having relocated.

     (f) Legal Expenses. The Company shall reimburse Executive for reasonable legal fees incurred in connection with the Company investigation begun January 10, 2011.

     ss.4. Termination by Reason of Disability, Death, Retirement or Change in Control.

     (a) Disability or Death. If, during the Term of Employment, Executive, by reason of physical or mental disability, has been incapable of performing his principal duties hereunder for an aggregate of 130 working days out of any period of 12 consecutive months, the Company at its option may terminate the Term of Employment effective immediately by notice to Executive given within 90 days after the end of such 12-month period. If Executive shall die during the Term of Employment or if the Company terminates the Term of Employment pursuant to the immediately preceding sentence by reason of Executive’s disability, the Company shall pay to Executive, or to Executive’s legal representatives, or in accordance with a direction given by Executive to the Company in writing, (i) Executive’s Base Salary to the end of the month in which such death or termination for disability occurs and (ii) any Plan Bonus or pro rata portion thereof that Executive is entitled to receive in accordance with the terms of the Bonus Plan.

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     (b) Retirement. [Intentionally deleted].

     (c) Change in Control. In the event of a Change in Control as defined in the Bonus Plan, any of Executive’s restricted stock units not yet vested under the 1995 Employee Stock Option Plan and not yet vested under the 2005 Stock Compensation Plan, as amended, (collectively, the “Stock Plans”), and outstanding on the date on which a Change in Control occurs, will vest on such date.

     ss.5. Payments Following Term of Employment.

     (a) Upon termination of the Term of Employment, as Executive will no longer perform any services for the Company under Section 2 of this Agreement or otherwise and will experience a “separation from service” as determined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations issued thereunder (“Section 409A”) (“separation from service”), therefore, subject to Executive’s compliance with Section 13 below (where applicable) and with Executive’s other continuing obligations under Section 9 below, Executive will receive the following compensation and benefits under this Agreement in lieu of any compensation or benefits to which he might otherwise be entitled under Section 3 of this Agreement or any benefit plans referenced therein:

     (i) Any Plan Bonus or pro rata portion thereof (based on actual Company performance for the full Fiscal Year as certified by the Compensation Committee and taking into account any negative discretion the Compensation Committee has the right to exercise) that Executive may be entitled to receive under the Bonus Plan with respect to the year in which Executive’s separation from service takes place, paid in accordance with the terms of the Bonus Plan.

     (ii) Each month for a period of 24 consecutive months, beginning with the month following the month in which Executive’s separation from service occurs, the Company shall make a payment in an amount equal to (X) the sum of (1) Base Salary at the annual rate at which Executive’s Base Salary was payable immediately prior to Executive’s separation from service and (2) the amount determined under clause (X)(1) multiplied by 70% of the Target Bonus Percentage, divided by (Y) 12; provided that on any August 1st occurring after Executive’s separation from service, the annual rate of Base Salary set forth in (X)(1) shall be adjusted for changes in the Consumer Price Index in the manner set forth in Section 3(a) hereof. Each installment will be paid on the first business day of the applicable month.

     (iii) Except as provided in ss. 4(c), during the period beginning on the date of Executive’s separation from service and ending on March 9, 2014, any of Executive’s restricted stock units not yet vested under the Stock Plans outstanding on the date of Executive’s separation from service will not be cancelled, but will continue to vest and be settled in the manner and at the times set forth in their grant agreements and the Stock Plans as though Executive had not experienced a separation from service until March 9, 2014.

     (iv) (A) During the period beginning on the date of Executive’s separation from service and ending on March 9, 2014, any of Executive’s units not yet vested under the Management Stock Purchase Plan, as amended (the “MSPP”), as of the date of Executive’s separation from service will not be cancelled, but will continue to be settled in the manner and at the times set forth under the MSPP as though Executive had not experienced a separation from service until March 9, 2014.

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     (B) Any vested units Executive had previously deferred under the MSPP, to the extent payable upon a Termination of Employment (as defined in the MSPP), will be paid on the two-year anniversary of Executive’s separation from service.

     (v) Any monthly pension to which Executive is entitled under the Pall Corporation Supplementary Pension Plan (the “SPP”) will be calculated at the time of the two-year anniversary of Executive’s separation from service and will commence payment on the later of the first day of the month after Executive has attained his Early Retirement Date (as defined in the SPP) and the two-year anniversary of Executive’s separation from service.

     (vi) In the event that Executive’s separation from service occurs prior to March 9, 2012, the Company shall continue to make payments of Base Salary to Executive, in accordance with Section 3(a) of this Agreement, as Executive would have received had the Term of Employment ended on March 9, 2012. In the event Executive’s separation from service occurs prior to the end of Fiscal Year 2011 as a result of the appointment of a successor chief executive officer (whether interim or permanent), the Company will make a cash payment to Executive in an amount equal to the excess of (A) the Plan Bonus (based on actual Company performance for the full Fiscal Year as certified by the Compensation Committee and taking into account any negative discretion the Compensation Committee has the right to exercise) determined by the Compensation Committee for Fiscal Year 2011 over (B) any pro rata portion of such Fiscal Year 2011 Plan Bonus Executive receives in accordance with the terms of the Bonus Plan and Section 5(a)(i) hereof with such payment made at the same time as such pro rata portion is paid under Bonus Plan and Section 5(a)(i) hereof.

     (b) Supplementary Pension Plan. In no event will any monthly pension to which Executive is entitled under the SPP commence payment prior to the two-year anniversary of Executive’s separation from service, except that on or after the date executive attains 65 years of age, upon a separation from service for any reason, the monthly pension shall be payable at the time and in the form set forth under the terms of the SPP.

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     ss.6. Annual Contract Pension and Medical Coverage After Term of Employment.

     (a) For a period of 120 consecutive months beginning with the month following the two-year anniversary of Executive’s separation from service, the Company shall pay (i) to Executive during his lifetime, and (ii) if Executive is not living at the time any such payment is due, then to such payee or payees (including a trust or trusts) as Executive may at any time (whether during or after the Term of Employment) designate by written notice to the Company or in his last will and testament or, if no such designation is made, then to the legal representatives of Executive’s estate (any such designated payee or estate being hereinafter called “Executive’s Successor”) an “Annual Contract Pension” computed as follows: The term “Final Pay” as used herein means one-third of the aggregate of Executive’s total cash compensation (i.e., Base Salary plus incentive compensation and any other bonus payments) for those three full Fiscal Years out of the last five full Fiscal Years prior to the two-year anniversary of Executive’s separation from service with respect to which three Fiscal Years Executive received the highest total cash compensation. The Annual Contract Pension payable to Executive for each “Retirement Year” (as hereinafter defined) shall be an amount determined by (I) adjusting Executive’s Final Pay for changes in the Consumer Price Index in the manner set forth in ss.3(a) except that for purposes of the adjustment under this ss.6, the base month, instead of being June 2003, shall be the month preceding the month in which payment of the Annual Contract Pension commences and the comparison month shall be the same month in each succeeding year and (II) multiplying the Final Pay as so adjusted by 60% and subtracting therefrom the amount which, as of the two-year anniversary of Executive’s separation from service, is the maximum annual benefit payable, in accordance with ss.415(b)(1)(A) of the Internal Revenue Code (or successor section), as adjusted by the Secretary of the Treasury to such last day under ss. 415(d) of the Code (or successor section), under a pension plan which qualifies under ss. 401(a) of the Code (or successor section). Such maximum annual benefit is hereinafter called the “Maximum Qualified Plan Pension”. Each 12-month period beginning on the first day of the month in which the Annual Contract Pension first becomes payable hereunder and on the first day of the same month during each of the succeeding years in which the Annual Contract Pension is payable hereunder is herein called a “Retirement Year.” There shall be no adjustment of the Final Pay based on the Consumer Price Index for the purpose of determining the Annual Contract Pension for the first Retirement Year so that during such first Retirement Year the Annual Contract Pension shall be 60% of Final Pay minus the Maximum Qualified Plan Pension; there shall be such adjustment of Final Pay for the purpose of determining the Annual Contract Pension for the second and each succeeding Retirement Year.

     (b) The Company hereby represents to and agrees with Executive, in order to induce Executive to enter into this Employment Agreement, as follows: For purposes of the Company’s Supplementary Pension Plan, the amount of the offset pursuant to ss. 3.1(b)(i) thereof shall be the amount of the pension in fact payable to Executive under the Pall Corporation Cash Balance Pension Plan, after giving effect to any distribution theretofore made under said Plan pursuant to a qualified domestic relations order. The immediately preceding sentence shall not, however, be deemed to modify the sentence of said ss. 3.1, which reads and provides as follows: “For purposes of this Section, the amount of the pension payable to the Member under any Other Retirement Program shall be deemed to be the amount payable thereunder to the Member in the form of a single life annuity for the Member’s life beginning on the date the monthly pension under this Plan commences (the “Commencement Date”), whether or not the Member receives payment of such pension in such form.”

     (c) The Annual Contract Pension shall be paid in equal monthly installments on the last business day of each month during the period with respect to which the Annual Contract Pension is payable.

     (d) So long as Executive is living it shall be a condition of the payment of the Annual Contract Pension that, to the extent permitted by Executive’s health, he shall be available for advisory services requested by the Board of Directors of the Company, the Executive Committee of said Board or the chief executive officer of the Company, provided that such advisory services shall not require more than 15 hours in any month. The Company shall reimburse Executive for all travel and other expenses which he incurs in connection with such advisory services.

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     (e) At the option of the Board of Directors of the Company, payment of the Annual Contract Pension shall cease and the right of Executive and Executive’s Successor to all future such payments shall be forfeited if Executive shall, without the written consent of the chief executive officer of the Company, render services to any corporation or other entity engaged in any activity, or himself engage in any activity, which is competitive to any material extent with the business in which the Company or any of its subsidiaries shall be engaged at Executive’s separation from service and in which the Company or any such subsidiary shall still be engaged at the date such services or activity is rendered or engaged in by Executive.

     (f) The benefits under this Section 6(f) are conditioned upon Executive’s compliance with Section 13 below and with Executive’s other continuing obligations under Section 9 below. Beginning on Executive’s separation from service, the Company at its sole expense shall provide, in accordance with the provisions set forth below, medical coverage for Executive and his Dependents (as hereinafter defined) during his lifetime and following Executive’s death, for Executive’s surviving Dependents during their respective lifetimes. As used herein, the term “Dependents” shall mean Executive’s spouse and each child or stepchild of Executive.

     (i) Subject to (ii) and (iii) below, the medical coverage to be provided hereunder shall consist of the same coverages and benefits as provided under the terms of the hospitalization, medical and dental plans maintained by the Company for its U.S. employees who are not covered by a collective bargaining agreement (the “Company’s Medical Plans”), as in effect immediately prior to Executive’s separation from service.

     (ii) If prior to Executive’s separation from service any of the Company’s Medical Plans is amended following the occurrence of a Change in Control (as defined in the Bonus Plan) to eliminate any coverage or benefit previously provided under such Plan, or to make any coverage or benefit so provided available on terms less favorable to Executive than those in effect prior to such amendment, such coverage or benefit, as provided under the terms of the Plan in effect immediately prior to such amendment, shall be included in the medical coverage to be provided under this Section 6(f).

     (iii) If at any time after Executive’s separation from service any of the Company’s Medical Plans is amended to add any coverage or benefit that was not provided under such Plan immediately prior to Executive’s separation from service, or to provide any coverage or benefit on terms more favorable than those applicable to Executive, or to any of his surviving Dependents, under the Plan as in effect immediately prior to Executive’s separation from service, the coverage or benefit so added or so modified shall be included in the medical coverage to be provided under this Section 6(f), commencing as of the effective date of such amendment. As soon as practicable after any amendment is made to any of the Company’s Medical Plans after Executive’s separation from service, the Company shall furnish to Executive (or, in the case of any such amendment that is made after the Executive’s death, to each of his surviving Dependents), a revised Summary Plan Description for such Plan and copies of any other written notices that the Company furnishes to its employees explaining the changes made to the Plan pursuant to such amendment.

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     (iv) The coverages and benefits to be provided hereunder shall be provided upon the same terms and conditions (including required deductibles, co-payments and annual and lifetime maximum benefits) as would have applied to Executive, or to his surviving Dependents, if such coverages and benefits had been provided under the Company’s Medical Plans as in effect on the date or dates applicable hereunder, other than any provision therein requiring an employee or his spouse or other dependents to make payments to the Company, by payroll deduction or otherwise, towards the cost of their coverage under such Plan.

     (v) At the Company’s option, the coverages and benefits to be provided hereunder may be provided through insurance, or by the Company directly paying, or reimbursing Executive or any of his Dependents for his or her payment of, expenses covered under this Section 6(f), so long as any such reimbursements are made within 12 months of the date on which the expense was incurred. Notwithstanding the foregoing, during any period after Executive’s separation from service in which any payments otherwise required to be made to Executive or for his benefit must be delayed pursuant to Section 7(a) hereof, the coverages and benefits to be provided under this clause (v) shall be provided only by the Company reimbursing Executive or any of his Dependents for his or her payment of expenses covered under this Section 6(f).

     (vi) The Company’s obligation to provide any coverage or benefit otherwise required under this Section 6(f) shall be reduced to the extent that such coverage or benefit has been or will be provided under (A) any policy of insurance maintained by Executive or any of his Dependents, (B) any plan, program or insurance policy maintained by a subsequent employer of Executive or by an employer of any of Executive’s Dependents, or (C) the provisions of any federal or state law. However, neither Executive nor any of his Dependents shall be required to obtain any hospitalization, medical or dental coverage from any source referred to in clause (A), (B) or (C) of the preceding sentence as a condition for eligibility for the medical coverage to be provided under this Section 6(f).

     (vii) Notwithstanding any other provision herein, medical coverage provided pursuant to this Section 6(f) for any Dependent who is a child of Executive shall cease (A) as of the end of the calendar year in which such child attains age 18, or (B), if such child is a “student”, as defined in section 151(c)(4) of the Internal Revenue Code of 1986, as amended (or any successor provision thereto) during the calendar year referred to in clause (A), as of the end of the earlier of (x) the calendar year in which such child attains age 23, or (y) the calendar year in which such child ceases to be a “student”, as so defined.

     (viii) The amount of expenses eligible for reimbursement or the amount of coverage or in-kind benefits provided under this Section 6(f) during any Fiscal Year may not affect the amount of expenses eligible for reimbursement or the amount of coverage or in-kind benefits provided under this Section 6(f) for any other Fiscal Year.

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     ss.7. Code Sections 409A and 4999.

     (a) Delay in Payment. Notwithstanding any provision in this Agreement to the contrary, any payment otherwise required to be made hereunder to Executive or for his benefit at any date (including without limitation any reimbursement required to be paid to Executive or to any of his Dependents pursuant to Section 6(f)(v) hereof) shall be delayed for such period of time as may be necessary to meet the requirements of section 409A(a)(2)(B)(i) of the Code. On the earliest date on which any payments so delayed can be made without violating the requirements of section 409A(a)(2)(B)(i) of the Code (the “Delayed Payment Date”), there shall be paid to Executive (or if Executive has died, to “Executive’s Successor”) (as the quoted term is defined in Section 6(a) hereof), in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, plus interest thereon at the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to Executive until the Delayed Payment Date. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the national average annual rate of interest payable on jumbo six month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of the New York Times preceding the date as of which Executive is treated as having incurred a “separation from service” for purposes of section 409A(a)(2)(B)(i).

     (b) Section 4999 Excise Tax. In the event that it shall be determined that any benefit provided or payment made by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of an agreement, plan, program, arrangement or otherwise (a “Payment”), would subject Executive to an obligation to pay an excise tax imposed by Section 4999 of the Code or any interest or penalties related to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of clarification and without limiting the effect of the foregoing, it is intended that Executive should be responsible for regular federal, state and local income and employment taxes and for any taxes incurred under Section 409A of the Code with respect to any Payment to which this Section 7 applies.

     Subject to the provisions below, all determinations required to be made with respect to Executive, including whether a Gross- Up Payment is required and the amount of such Gross-Up Payment and the assumptions not specified herein to be used in arriving at such determinations, shall be made by a nationally recognized accounting firm proposed by the Company and reasonably acceptable to Executive (the “Firm”). In making such determination with respect to any matter that is uncertain, the Firm shall adopt the position that it believes more likely than not would be adopted by the Internal Revenue Service (“IRS”). The Firm shall provide detailed supporting calculations with respect to its determination both to the Company and Executive. All fees and expenses of the Firm shall be borne by the Company. If the Firm determines that no Excise Tax is payable by Executive it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Firm shall be final, binding and conclusive upon the Company and Executive, except as provided in the following sentences of this paragraph (b).

     As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or that Gross-Up Payments which have been made by the Company should not have been made (“Excess Gross-Up Payment”).

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     An Underpayment or Excess Gross-Up Payment can result from a claim by the IRS or from a redetermination by the Firm. In the event that:

     (i) the IRS makes a claim and the Company exhausts its right to contest set out below and Executive thereafter is required to make a payment of any Excise Tax, the Firm shall promptly determine the amount of the Underpayment and such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

     (ii) the Firm determines that an Underpayment has occurred, the Firm shall promptly determine the amount of the Underpayment, which shall be promptly paid by the Company to or for the benefit of Executive together with a Gross-Up Payment with respect to such Underpayment determined in accordance with the first paragraph of this Section 7(b) hereof in the same manner as if the Underpayment had originally been paid pursuant to such first paragraph of this Section 7(b).

     (iii) if the IRS makes an Excess Gross-Up Payment determination, or the Firm makes such determination and furnishes Executive with a written opinion that the basis for its determination would be accepted by the IRS, Executive shall promptly repay to the Company an amount equal to the reduction in aggregate taxes due by Executive resulting from such determination by the IRS or the Firm, provided that Executive shall only be required to repay any portion of such amount that had been paid to the IRS to the extent that and when Executive receives a refund from the IRS (or is entitled and able to utilize such amount as a credit against other taxes due).

     Executive shall notify the Company in writing of any claim (including the nature and other details of such claim) by the IRS that, if successful, would require the payment by the Company of a Gross-Up Payment, within 10 days of such notice. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

     (i) Give the Company any information reasonably requested by the Company relating to such claim,

     (ii) Take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

     (iii) Cooperate with the Company in good faith in order effectively to contest such claim, and

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     (iv) Permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay all costs and expenses incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any taxes, including, without limitation, any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an aftertax basis, from any taxes, including, without limitation, any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority. Any payment pursuant to this Section shall be paid on the same grossed-up basis as provided in the first paragraph of this Section 7(b) hereof, and shall reflect all taxes referred to in such paragraph of this Section 7(b). If, after the receipt by Executive of an amount advanced by the Company pursuant to the above paragraph, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of such paragraph) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

     If, after the receipt by Executive of an amount advanced by the Company pursuant to the above paragraph, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     (c) Section 409A Compliance. This Agreement is intended to comply with the requirements of Section 409A or an exemption and shall in all respects be administered and interpreted in accordance with Section 409A. Notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment may only be made upon a “separation from service” as determined under Section 409A and each installment of any payments and benefits provided to Executive under this Agreement that would be considered to be deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)(1)) will be treated as a separate “payment” for purposes of Section 409A. In the event the parties determine that the terms of this Agreement do not comply with Section 409A, they will negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies (in a manner that attempts to minimize the economic impact of such amendment on Executive and the Company) within the time period permitted by Section 409A. In no event shall the Company be required to pay Executive any gross-up or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid to Executive hereunder.

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     ss.8. Stock Options.

     Except as provided in ss. 4(c), during the period beginning on the date of Executive’s separation from service and ending on March 9, 2014, any of Executive’s employee stock options not yet vested under the Stock Plans outstanding on the date of Executive’s separation from service will not be cancelled, but will continue to vest and be and become exercisable in the manner and at the times set forth in their grant agreements and the Stock Plans as though Executive had not experienced a separation from service until March 9, 2014, and shall thereafter be fully vested and exercisable in full (to the extent not theretofore exercised) until they expire by their terms.

     ss.9. Restrictive Covenants.

     (a) Covenant Not to Compete. While employed by the Company, and from the date of separation from service until September 9, 2015, Executive shall not render services to any corporation or other entity engaged in any activity, or himself engage directly or indirectly in any activity, which is competitive to any material extent with the business of the Company or any of its subsidiaries.

     (b) Non-Disparagement. While employed by the Company, and from the date of separation from service until September 9, 2015 (the “Non-Disparagement Period”), Executive shall not make any disparaging or untruthful remarks concerning the Company or any of its subsidiaries, or their officers, directors, employees or agents, whether acting in their individual or representative capacities. Executive shall not be deemed to have breached Executive’s obligations under the foregoing sentence if during Executive’s employment with the Company Executive criticizes the job performance of employees who report to Executive, as part of such employees’ performance reviews and evaluations, provided such remarks are made in the ordinary course of business, not malicious or unfounded, are not publicly made or widely disseminated and are not in violation of Executive’s obligations to comply with laws, regulations and Company policies and procedures. Additionally, in the event that Executive is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or similar process) to disclose during the Non-Disparagement Period any information that may be disparaging, Executive shall comply with such requests, provided that Executive shall give the Company prompt notice of any such request so that the Company may seek an appropriate protective order, and provided that Executive shall comply with the terms of any protective order so obtained. Similarly, during the Non-Disparagement Period, the Company shall not make any disparaging or untruthful remarks concerning Executive, except that the Company shall not be deemed to have breached its obligations hereunder: (i) if during Executive’s employment with the Company, any Company director, employee, agent or representative criticizes Executive’s job performance as part of performance reviews and evaluations or in response to questions from members of management, the board of directors or Company advisors, provided such remarks are made in the ordinary course of business, not malicious or unfounded, are not publicly made or widely disseminated and are not in violation of laws, regulations and Company policies and procedures, or (ii) in the event that the Company is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or similar process) to disclose during the Non-Disparagement Period any information that may be disparaging, the Company complies with such requests, provided that the Company shall give Executive prompt notice of any such request so that Executive may seek an appropriate protective order, and provided that the Company shall comply with the terms of any protective order so obtained.

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     (c) Non-Solicitation of Employees or Customers. While employed by the Company, and during the Non-Disparagement Period, Executive will not (i) indirectly or directly solicit, encourage, induce, or recruit any person who is then an employee of the Company or any of its subsidiaries to seek or accept employment with any other employer, or (ii) indirectly or directly solicit, encourage, or induce any customer of the Company to become the customer of any business that is competitive to any material extent with the business of the Company or any of its subsidiaries.

     ss.10. Company’s Right to Injunctive Relief.

     Executive acknowledges that his services to the Company are of a unique character, which gives them a peculiar value to the Company, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and that therefore, in addition to any other remedy which the Company may have at law or in equity, the Company shall be entitled to injunctive relief for a breach of this Agreement by Executive. The parties also acknowledge and agree that, if, in any judicial proceeding, a court shall deem any of the restrictive covenants in Section 9(a) or 9(c), invalid, illegal or unenforceable because its scope is considered excessive, such restrictive covenant shall be modified so that the scope of the restrictive covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable, and if any such restrictive covenant (or portion thereof) is deemed invalid, illegal or unenforceable in any jurisdiction, as to that jurisdiction such restrictive covenant (or portion thereof) shall be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining restrictive covenants (or portion thereof) in such jurisdiction or rendering that or any other restrictive covenant (or portion thereof) invalid, illegal, or unenforceable in any other jurisdiction. The parties hereto intend that the validity and enforceability of any provision of this Agreement shall not affect or render invalid any other provision of this Agreement.

     ss.11. Inventions and Patents.

     All inventions, ideas, concepts, processes, discoveries, improvements and trademarks (hereinafter collectively referred to as intangible rights), whether patentable or registrable or not, which are conceived, made, invented or suggested either by Executive alone or by Executive in collaboration with others during the Term of Employment, and whether or not during regular working hours, shall be disclosed to the Company and shall be the sole and exclusive property of the Company. If the Company deems that any of such intangible rights are patentable or otherwise registrable under any federal, state or foreign law, Executive, at the expense of the Company, shall execute all documents and do all things necessary or proper to obtain patents and/or registrations and to vest the Company with full title thereto.

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     ss.12. Trade Secrets and Confidential Information.

     Executive shall not, either directly or indirectly, except as required in the course of his employment by the Company or except as required to comply with requirements of applicable law or an order or subpoena of a court of competent jurisdiction (as to which Executive will notify the Company reasonably in advance of disclosure), disclose or use at any time, whether during or subsequent to the Term of Employment, any information of a proprietary nature owned by the Company, including but not limited to records, data, formulae, documents, specifications, inventions, processes, methods and intangible rights which are acquired by him in the performance of his duties for the Company and which are of a confidential information or trade-secret nature. All records, files, drawings, documents, equipment and the like, relating to the Company’s business, which Executive shall prepare, use, construct or observe, shall be and remain the Company’s sole property. Upon the termination of his employment or at any time prior thereto upon request by the Company, Executive shall return to the possession of the Company any materials or copies thereof involving any confidential information or trade secrets and shall not take any material or copies thereof from the possession of the Company.

     ss.13. Release.

     The payments and benefits under Sections 5(a)(ii), (iii), (iv) and (vi) and 6(f) are subject to the condition that Executive has delivered to the Company an executed copy of a release substantially in the form attached hereto as Exhibit A (with such changes as may be required under applicable law) and that such release has become irrevocable within 30 days after the date of Executive’s separation from service; provided that the Company will deliver to Executive an executed copy of a release substantially in the form attached hereto as Exhibit B (with such changes as may be required under applicable law) upon Executive’s separation from service which shall become irrevocable simultaneously with the irrevocability of the release executed by Executive. In that event, payment that otherwise would have been made within such 30-day period shall be paid at the expiration of such 30-day period; provided that any payments or benefits payable by reason of the death of Executive shall not be subject to the condition set forth in this Section 13.

     ss.14. Mergers and Consolidations; Assignability.

     In the event that the Company, or any entity resulting from any merger or consolidation referred to in this ss.14 or which shall be a purchaser or transferee so referred to, shall at any time be merged or consolidated into or with any other entity or entities, or in the event that substantially all of the assets of the Company or any such entity shall be sold or otherwise transferred to another entity, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the continuing entity in or the entity resulting from such merger or consolidation or the entity to which such assets shall be sold or transferred. Except as provided in the immediately preceding sentence of this ss.14, this Agreement shall not be assignable by the Company or by any entity referred to in such immediately preceding sentence. This Agreement shall not be assignable by Executive, but in the event of his death it shall be binding upon and inure to the benefit of his legal representatives to the extent required to effectuate the terms hereof.

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     ss.15. Captions.

     The captions in this Agreement are not part of the provisions hereof, are merely for the purpose of reference and shall have no force or effect for any purpose whatsoever, including the construction of the provisions of this Agreement, and if any caption is inconsistent with any provisions of this Agreement, said provisions shall govern.

     ss.16. Choice of Law.

     This Agreement is made in, and shall be governed by and construed in accordance with the laws of, the State of New York.

     ss.17. Entire Contract.

     This Agreement contains the entire agreement of the parties on the subject matter hereof except that the rights of the Company hereunder shall be deemed to be in addition to and not in substitution for its rights under the Company’s standard printed form of “Employee’s Secrecy and Invention Agreement” or “Employee Agreement” if heretofore or hereafter entered into between the parties hereto so that the making of this Agreement shall not be construed as depriving the Company of any of its rights or remedies under any such Secrecy and Invention Agreement or Employee Agreement. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     ss.18. Notices.

     All notices given hereunder shall be in writing and shall be sent by registered or certified mail or overnight delivery service such as Federal Express or delivered by hand, and, if intended for the Company, shall be addressed to it (if sent by mail or overnight delivery service) or delivered to it (if delivered by hand) at its principal office for the attention of the Secretary of the Company, or at such other address and for the attention of such other person of which the Company shall have given notice to Executive in the manner herein provided, and, if intended for Executive, shall be delivered to him personally or shall be addressed to him (if sent by mail or overnight delivery service) at his most recent residence address shown in the Company’s employment records or at such other address or to such designee of which Executive shall have given notice to the Company in the manner herein provided. Each such notice shall be deemed to be given on the date on which it is mailed or received by the overnight delivery service or, if delivered personally, on the date so delivered.

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     IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the day and year first above written.

PALL CORPORATION		ERIC KRASNOFF

By:	/s/ Robert Kuhbach	/s/ Eric Krasnoff
Robert Kuhbach

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Exhibit A

GENERAL RELEASE

1. Release of Claims and Waiver of Rights.

(a) In consideration of any payments and benefits being provided to me under Sections 5(a)(ii), (iii), (iv) and (vi), and 6(f) of the employment agreement (the “Employment Agreement”) dated July 20, 2005, as it may have been amended to the date hereof, between me and Pall Corporation (the “Company”), those payments and benefits being good and valuable consideration, the adequacy and sufficiency of which are acknowledged by me (the “Payments”), I, Eric Krasnoff, hereby release, remise and acquit Company, its present and past parents, subsidiaries and affiliates, their successors, assigns, benefit plans and/or committees, and their respective present or past officers, directors, managers, supervisors, employees, shareholders, attorneys, advisors, agents and representatives in their individual and corporate capacity, and their successors and assigns (the “Releasees”), from, and hold them harmless against, any and all claims, obligations, or liabilities (including attorneys, fees and expenses), asserted or unasserted, known or unknown, that I, my heirs, successors or assigns have or might have, which have arisen by reason of any matter, cause or thing whatsoever on or prior to the date on which this General Release is signed.

(b) The terms “claims, obligations, or liabilities” (whether denominated claims, demands, causes of action, obligations, damages or liabilities) include, but are not limited to, any and all claims under any contract with the Company, claims of age, disability, race, religion, national origin, sex, retaliation, and/or other forms of employment discrimination, breach of express or implied contract, breach of employee handbook, practices or procedures, libel, slander, intentional tort or wrongful dismissal, claims for reinstatement or reemployment, arising under any federal, state, or local common or statutory law; claims for unpaid salary, commission or fringe benefits; or any other statutory claim before any state or federal court, tribunal or administrative agency, arising out of or in any way related to my employment relationship with the Company and its affiliates and the termination of that relationship. I will not file or permit to be filed on my behalf any such claim.

(c) This General Release constitutes, among other things, a waiver of all rights and claims I may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621, et seq.) (“ADEA”), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, Title VII of the United States Civil Rights Act of 1964, all as amended including the amendment set forth in 42 U.S.C. § 1981 concerning damages in cases of intentional discrimination in employment, the New York State Human Rights Law, including N.Y. Exec. Law § 296, the New York City Human Rights Law, including § 8-107 of the Administration Code and Charter of New York City, and the New York Labor Law, and any other comparable national or state laws, all as amended.

(d) Notwithstanding the preceding paragraph (c) or any other provision of this Agreement, this General Release is not intended to interfere with my right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim I believe I may have against the Company or its affiliates. However, by executing this General Release, I hereby waive the right to recover in any proceeding I may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on my behalf. In addition, this General Release is not intended to interfere with my right to challenge that my waiver of any and all ADEA claims pursuant to this General Release is a knowing and voluntary waiver, notwithstanding my specific representation that I have entered into this General Release knowingly and voluntarily.

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(e) This General Release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages.

(f) This General Release shall not apply to any rights in the nature of indemnification or payments under applicable directors and officers insurance policies which I may have with respect to claims against me relating to or arising out of my employment with the Company and its affiliates or my service on their respective boards of directors, or any vested benefit to which I am entitled under any tax qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits or any other similar benefits required to be provided by statute. Notwithstanding anything to the contrary contained in this Section 1, I do not release any of the Releasees from the Company’s obligation to timely provide me with all payments and benefits to which I am entitled pursuant to the terms of the Employment Agreement, or any other obligations of the Company under the Employment Agreement.

2. Continued Cooperation. In consideration of the Payments, I also agree to fully cooperate with the Company with respect to any reasonable assistance the Company may request from me upon reasonable notice to me, including but not limited to in connection with any legal claims, demands, or causes of action against the Company which relate to or are based on events that arose during the period of my employment with the Company. The Company shall pay me for such cooperation, at an hourly rate, calculated on the basis of my regular salary (not including bonus or any benefits) immediately prior to the termination of my employment with the Company, for each hour of assistance that I provide to the Company at its request, and shall reimburse me for all expenses I reasonably incur in connection with such cooperation, provided I deliver to the Company an invoice(s) in respect of such amounts, which invoice details with reasonable sufficiency the assistance provided and the number of hours spent providing such assistance. Notwithstanding the foregoing, in no case shall the Company require me to provide such assistance on more than 20 days in any year, nor shall the Company require me to travel outside the United States to provide such assistance. A condition for me providing any such assistance is that the Company shall agree to indemnify me for any and all liability I may incur in connection with providing such assistance to the same extent as if I was still an executive officer of the Company.

3. Representations and Covenants. I hereby represent and agree to all of the following:

(a) I have carefully read this General Release.

(b) I understand it fully.

(c) I am freely, voluntarily and knowingly releasing the Releasees in accordance with the terms contained above.

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(d) Before executing this General Release, I had twenty-one (21) days to consider my rights and obligations under this General Release.

(e) The period of time I had to consider my rights and obligations under this General Release was reasonable.

(f) Before signing this General Release, I was advised to consult with an attorney and given a reasonable period of time to do so and in executing this General Release have not relied on any representation or statement not set forth herein.

(g) Execution of this General Release and the General Release becoming enforceable (in accordance with paragraph (h) below) within 30 days from the date of my “separation from service” (as determined under Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder) is a condition to the Payments, which payments and benefits are in addition to anything of value to which I am already entitled to receive from the Company and its affiliates.

(h) For a period of seven (7) days following the date on which I sign this General Release, I may revoke it. Any such revocation must be made in writing and received by the Corporate Secretary of the Company, by the seventh day following the date on which I sign this General Release. The Company’s obligation to pay the consideration as set forth in Section 1 above shall not become effective or enforceable until this seven (7) day revocation period has expired without my having exercised my right to revoke.

(i) I have reported to the Company any and all work-related injuries incurred by me during my employment by the Company.

(j) There are no pending lawsuits, charges, employee dispute resolution proceedings, administrative proceedings or other claims of any nature whatsoever, that I have brought (and which are pending) against any Releasee, in any state or federal court, before any agency or other administrative body or in any other forum.

(k) I am not aware of any material violation of any laws or Company policies or procedures by a Company employee or officer that has not been reported to Company officials, including but not limited to the head of the Audit Committee, the Chief Financial Officer, the Chief Compliance Officer and the Internal Audit Department.

(l) My obligations under the Employee Agreement (attached hereto) including my obligations under the sections entitled Covenant Not to Compete, Non-Disparagement, Non-Solicitation, Inventions and Patents, Trade Secrets and Confidential Information, are reasonable, are necessary to protect legitimate interests of the Company, and continue beyond the termination of my employment and the execution of this General Release. If I violate my obligations under the Employee Agreement and such violation causes material harm to the Company, I understand that, in addition to other relief to which the Company may be entitled, the Company shall be entitled to cease providing the Payments and benefits provided to me pursuant to Section 1 above unless such violation is cured (if capable of being cured) within 30 days of notification by the Company to me of such violation (and, following such cure, all suspended payments shall be made in a single lump sum), and this General Release will remain in full force and effect.

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(m) If I should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any matter, cause or thing which is the subject of the release under Section 1 of this General Release, this General Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from me all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

(n) If any provision of this General Release is declared illegal, invalid, or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provisions will immediately become null and void, leaving the remainder of this General Release in full force and effect.

(o) Except as necessary to enforce my rights under this General Release or except as required to comply with requirements of applicable law or an order or subpoena of a court of competent jurisdiction (as to which I will notify the Company reasonably in advance of disclosure) or except to the extent such information has become public knowledge, I shall keep confidential and not disclose to any person, other than my spouse or attorneys, accountants and/or tax advisors who shall be obligated to and agree to keep confidential, the existence, nature and terms of this General Release, the amount and fact of any payment to me, any and all discussions, communications, and correspondence leading to this General Release and any and all events, conduct, statements and/or communications giving rise to or relating in any way to any and all claims, obligations or liabilities, I have or may have. This General Release shall not be construed as an admission by the Company or any other Releasee of any liability whatsoever for any damages, injuries or other claims, obligations or liabilities alleged or which may be alleged by me.

(p) This General Release shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

4. Declaration. I declare under penalty of perjury under the laws of the State of New York that the foregoing is true and correct.

Date:

Eric Krasnoff

Acknowledged before me this

________________, NOTARY PUBLIC

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Exhibit B

GENERAL RELEASE

     1. Release of Claims and Waiver of Rights.

     (a) Pursuant to the Amended and Restated Employment Agreement dated January [___], 2011, between Eric Krasnoff (“Executive”) and Pall Corporation (the “Company”) (the “Employment Agreement”), the Company, on behalf of itself and its affiliates, successors and assigns, hereby releases, remises and acquits Executive and her heirs, successors and assigns (the “Releasees”), from, and holds them harmless against, any and all claims, obligations, or liabilities (including attorneys, fees and expenses), asserted or unasserted, known or unknown, that it, its affiliates, successors or assigns has or might have, which have arisen by reason of any matter, cause or thing whatsoever on or prior to the date on which this General Release is signed.

     (b) The terms “claims, obligations, or liabilities” (whether denominated claims, demands, causes of action, obligations, damages or liabilities) include, but are not limited to, any and all claims under any contract with Executive, breach of express or implied contract, breach of employee handbook, practices or procedures, libel, slander or intentional tort, arising under any federal, state, or local common or statutory law or any other statutory claim before any state or federal court, tribunal or administrative agency, arising out of or in any way related to Executive’s employment relationship with the Company and its affiliates and the termination of that relationship. The Company will not file or permit to be filed on its behalf any such claim.

     (c) Notwithstanding anything to the contrary contained in this Section 1, (i) the Company does not release any of the Releasees from Executive’s obligations under the Employment Agreement and (ii) nothing in this General Release shall affect, or constitute a waiver by the Company of, any of its rights or obligations to recoup any compensation of whatever kind paid by the Company or any of its affiliates at any time to Executive to the fullest extent such recoupment is required by applicable law or to the minimum extent required by listing standards (or any Company policy implementing such listing standards) adopted pursuant to Section 10D of the Securities Exchange Act of 1934, as it may be amended.

     2. Representations and Covenants. The Company hereby represents and agrees to all of the following:

     (a) If the Company should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any matter, cause or thing which is the subject of the release under Section 1 of this General Release, this General Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from the Company all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

     (b) This General Release shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

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     3. Declaration. The Company declares under penalty of perjury under the laws of the State of New York that the foregoing is true and correct.

Signature:

Date:

Name:

Acknowledged before me this	__________	day of	_______________,	__________

NOTARY PUBLIC

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PALL CORPORATION

2004 EXECUTIVE INCENTIVE BONUS PLAN

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1. PURPOSE

     This document sets forth the Pall Corporation 2004 Executive Incentive Bonus Plan as adopted by the Compensation Committee of the Board of Directors on October 16, 2003 effective for the fiscal year beginning August 3, 2003 and subsequent fiscal years, approved by shareholders at the Annual Meeting on November 19, 2003 and amended by the Board of Directors, acting by its Compensation Committee, on July 19, 2005 and January 18, 2006.

     The purpose of the Plan is to encourage greater focus on performance among the key executives of the Corporation by relating a significant portion of their total compensation to the achievement of annual financial objectives.

2. CERTAIN DEFINITIONS

     As used herein with initial capital letters, the following terms shall have the following meanings:

     "AVERAGE EQUITY" shall mean, for any Fiscal Year, the average of stockholders' equity as shown on the fiscal year-end consolidated balance sheet of the Corporation and its subsidiaries as of the end of such Fiscal Year and as of the end of the immediately preceding Fiscal Year except that the amounts shown on said balance sheets as "Accumulated other comprehensive" income or loss, as the case may be, shall be disregarded.

     "BASE SALARY" shall mean, with respect to any Executive and for any Fiscal Year, the annual rate of base salary in effect for the Executive as of the first day of such year or, if later, as of the first day of the Executive's Term of Employment, as determined under the Executive's Employment Agreement.

     "BOARD OF DIRECTORS" shall mean the Board of Directors of the Corporation.

     "BONUS" shall mean the bonus payable to an Executive under this Plan for any Fiscal Year.

     "CEO" shall mean the Chief Executive Officer of the Corporation.

     "CHANGE IN CONTROL" means the occurrence of any of the following:

     (a) the "Distribution Date" as defined in Section 3 of the Rights Agreement dated as of November 17, 1989 between the Corporation and United States Trust Company of New York as Rights Agent, as amended by Amendment No. 1 thereto dated April 20, 1999, and as the same may have been further amended or extended to the time in question or in any successor agreement (the "Rights Agreement"); or

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     (b) any event described in Section 11(a)(ii)(B) of the Rights Agreement; or

     (c) any event described in Section 13 of the Rights Agreement; or

     (d) the date on which the number of duly elected and qualified directors of the Corporation who were not either elected by the Board of Directors or nominated by the Board of Directors or its Nominating Committee for election by the shareholders shall equal or exceed one-third of the total number of directors of the Corporation as fixed by its by-laws; provided, however, that no Change in Control shall be deemed to have occurred, and no rights arising upon a Change in Control as provided in Section 6 shall exist, to the extent that the Board of Directors so determines by resolution adopted prior to the Change in Control.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended.

     "COMMITTEE" shall mean the Compensation Committee of the Board of Directors.

     "CORPORATION" shall mean Pall Corporation.

     "COVERED EXECUTIVE" shall mean, with respect to any Fiscal Year, each individual who is a "Covered Employee" of the Corporation for such year for the purpose of section 162(m) of the Code.

     "EMPLOYMENT AGREEMENT" shall mean, with respect to any executive employee of the Corporation, an employment agreement between the Corporation and such employee which provides that the employee shall be eligible to receive annual bonuses under this Plan.

     "EXECUTIVE" shall mean an executive employee of the Corporation with whom the Corporation has entered into an Employment Agreement.

     "FISCAL YEAR" shall mean the fiscal year of the Corporation ending on July 31, 2004, and each subsequent fiscal year of the Corporation.

     "MAXIMUM R.O.E. TARGET" shall mean, for any Fiscal Year, the Return on Equity that must be achieved or exceeded in order for the Performance Percentage for the year to equal 100%, as determined by the Committee prior to the first day of such year or within such period of time thereafter as may be permitted under the regulations issued under ss.162(m) of the Code.

     "MINIMUM R.O.E. TARGET" shall mean, for any Fiscal Year, the Return on Equity that must be exceeded in order for any Bonus to be paid to any Executive for the year, as determined by the Committee prior to the first day of such year or within such period of time thereafter as may be permitted under the regulations issued under ss.162(m) of the Code.

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     "NET EARNINGS" shall mean, for any Fiscal Year, the after-tax consolidated net earnings of the Corporation and its subsidiaries, either (i) as certified by the Corporation's independent auditors for inclusion in the annual report to shareholders ("Annual Report") for such year or (ii) as reported to such auditors by the chief financial officer of the Corporation at a meeting of the Corporation's Audit Committee, held prior to the date on which the Corporation's annual report on Form 10-K for such year is filed with the U.S. Securities and Exchange Commission, and accepted by the auditors at such meeting (including any adjournment thereof) subject only to events occurring after that meeting and prior to the auditors' written certification of the financial statements for the year, but in either case adjusted so as to eliminate the effects of (I) any decreases in or charges to earnings for (a) the translational effect of foreign currency exchange rates, (b) any acquisitions, divestitures, discontinuance of business operations, restructuring or any other special charges, (c) the cumulative effect of any accounting changes, and (d) any "extraordinary items" as determined under generally accepted accounting principles, to the extent such decreases or charges referred to in clauses (a) through (d) are separately disclosed in the Corporation's Annual Report for the year and (II) any increase in earnings for the translational effect of foreign currency exchange rates.

     "PLAN" shall mean the Pall Corporation Executive Incentive Bonus Plan, as set forth herein and as amended from time to time.

     "RETURN ON EQUITY" shall mean, for any Fiscal Year, the percentage determined by dividing the Net Earnings for the year by the Average Equity for the year.

     "TARGET BONUS PERCENTAGE" shall mean, with respect to any Executive, the target bonus percentage specified for such Executive in his or her Employment Agreement.

3. DETERMINATION OF BONUS AMOUNTS

     For each Fiscal Year falling in whole or in part within an Executive's Term of Employment, as defined in his or her Employment Agreement, the Executive shall be entitled to receive a Bonus in an amount determined in accordance with the provisions of this Section 3, subject, however, to the provisions of Section 4.

     (a) The amount of the Bonus payable to an Executive for each such Fiscal Year shall be equal to (i) the Target Bonus Percentage of the Executive's Base Salary for such year, multiplied by (ii) the Performance Percentage for such year, as determined under (b) below.

     (b) The Performance Percentage for any Fiscal Year shall be determined in accordance with the following provisions:

          (i) If the Return on Equity equals or exceeds the Maximum R.O.E. Target for the year, the Performance Percentage for the year shall be 100%.

          (ii) If the Return on Equity equals or is less than the Minimum R.O.E. Target for the year, the Performance Percentage for the year shall be zero, and no Bonus shall be payable under the Plan for such year to any Executive.

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          (iii) Except as other provided in (iv) below, if the Return on Equity is less than the Maximum R.O.E. Target for the year but exceeds the Minimum R.O.E. Target for the year, the Performance Percentage for the year shall be equal to the quotient resulting from dividing (A) the excess of the Return on Equity for the year over the Minimum R.O.E. Target for the year, by (B) the excess of the Maximum R.O.E. Target for the year over the Minimum R.O.E. Target for the year.

          (iv) At the time it establishes the Minimum and Maximum R.O.E. Targets for any Fiscal Year beginning on or after August 3, 2003, the Committee may also (A) establish one or more R.O.E. targets (each, an "Intermediate R.O.E. Target") for such year that are greater than the Minimum R.O.E. Target but less than the Maximum R.O.E. Target for such year, and (B) determine the Performance Percentage that will apply if the Return on Equity exceeds the Minimum R.O.E. Target, or equals any of the Intermediate R.O.E. Targets established for such year. If one or more Intermediate R.O.E. Targets are established for any such Fiscal Year and the Return on Equity for such year exceeds the Minimum R.O.E Target or any Intermediate R.O.E Target established for the year (the "Achieved Target") but is less than the next highest Intermediate R.O.E Target established for the year (the "Next Highest Target"), the Performance Percentage for such year shall be equal to the Performance Percentage that would apply if the Return on Equity were equal to the Achieved Target, plus the percentage resulting from multiplying (1) the excess of the Performance Percentage that would apply if the Return on Equity were equal to the Next Highest Target, over the Performance Percentage that would apply if the Return on Equity were equal to the Achieved Target , by (2) the percentage resulting from dividing (x) the excess of the Return on Equity over the Achieved Target, by (y) the excess of the Next Highest Target over the Achieved Target. If the Return on Equity for the year exceeds the highest Intermediate R.O.E. Target for the year but is less than the Maximum R.O.E. Target for the year, the Performance Percentage for the year shall be determined in the manner described in the preceding sentence but for this purpose, the Maximum R.O.E. Target for the year shall be treated as the Next Highest Target for the year.

     (c) If an Executive's Term of Employment commences after the start of a Fiscal Year, or ends prior to the close of a Fiscal Year, the amount of the Bonus payable to the Executive for the Fiscal Year in which the Executive's Term of Employment commences, or for the Fiscal Year in which the Executive's Term of Employment ends, as determined in accordance with the other applicable provisions of the Plan, shall be prorated on the basis of the number of days of such Fiscal Year that fall within the Executive's Term of Employment; provided, however, that (i) if an Executive's Term of Employment ends within 5 days prior to the close of a Fiscal Year, there shall be no proration and the Executive shall be entitled to receive the entire amount of the Bonus payable to the Executive for such year, as determined in accordance with such other provisions, and (ii) if the Executive's Term of Employment ends within 5 days following the start of a Fiscal Year, the Executive shall not be entitled to receive any Bonus with respect to such Fiscal Year.

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4. ADJUSTMENT OF AND LIMITATION ON BONUS AMOUNTS

     The amount of the Bonus otherwise payable to an Executive for any Fiscal Year in accordance with Section 3 shall be subject to the following adjustments and limitation:

     (a) The Committee may, in its discretion, reduce the amount of the Bonus otherwise payable to any Executive in accordance with Section 3, (i) to reflect any decreases in or charges to earnings that were not taken into account in determining Net Earnings for the year pursuant to clause (a), (b), (c) or (d) contained in the definition of such term in Section 2, (ii) to reflect any credits to earnings for extraordinary items of income or gain that were taken into account in determining Net Earnings for the year, (iii) to reflect the Committee's evaluation of the Executive's individual performance, or (iv) to reflect any other events, circumstances or factors which the Committee believes to be appropriate in determining the amount of the Bonus to be paid to the Executive for the year.

     (b) The Committee may, in its discretion, increase the amount of the Bonus otherwise payable to any Executive who is not a Covered Executive, as determined under Section 3, to reflect the Committee's evaluation of the Executive's individual performance, or to reflect such other circumstances or factors as the Committee believes to be appropriate in determining the amount of the Bonus to be paid to the Executive for the year. The Committee shall not have any discretion to increase the amount of the Bonus payable to any Covered Executive for the year, as determined under Section 3.

     (c) Notwithstanding any other provision herein to the contrary, the amount of the Bonus otherwise payable to any Executive for any Fiscal Year beginning on or after August 3, 2003, shall not exceed the lesser of (i) $2.0 million and (ii) 150% of the Executive's Base Salary for such Fiscal Year.

5. PAYMENT OF BONUSES

     The Bonus payable to an Executive for any Fiscal Year shall be paid in accordance with the following provisions:

     (a) Except as otherwise provided in (b) or (c) below,

          (i) if the Executive is not a Covered Executive for such year, not less than 50% of the amount of the Executive's Bonus shall be paid to the Executive on such date following the close of such year, not later than the date on which the Corporation files its Form 10-K Annual Report with the Securities and Exchange Commission, as the Committee in its discretion shall determine (the first "Bonus Payment Date"), and any remaining amount of the Executive's Bonus shall be paid to the Executive by no later than January 15 next following the close of such year;

          (ii) if the Executive is a Covered Executive for such year, not less than 50% of the amount of the Executive's Bonus shall be paid to the Executive on the later of (x) the first Bonus Payment Date fixed by the Committee in accordance with ss.5(a)(i) above or (y) on the first business day following the date on which the Committee has certified in writing that all conditions for the payment of such Bonus to the Executive for such year have been satisfied, and any remaining amount of the Executive's Bonus shall be paid to the Executive by no later than January 15 next following the close of such year;

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          (iii) each amount payable to an Executive under (i) and (ii) above, reduced by the amount of all federal, state and local taxes required by law to be withheld therefrom, shall be paid to the Executive in the form of a single lump sum cash payment.

     (b) To the extent that an Executive has elected under the applicable provisions of the Pall Corporation Management Stock Purchase Plan (the "MSPP") to have any part of the Bonus payable to the Executive for any Fiscal Year paid in the form of Restricted Units to be credited to the Executive's account under the MSPP, no cash payments shall be made to the Executive pursuant to (a) above with respect to the part of the Executive Bonus that is subject to such election, and the obligation of the Corporation under this Plan with respect to payment of such part of the Executive's Bonus shall be fully discharged upon the crediting of Restricted Units to the Executive's account under the MSPP in accordance with the applicable provisions of such Plan.

     (c) To the extent that an Executive has elected under the applicable provisions of the Pall Corporation Profit-Sharing Plan (the "Profit-Sharing Plan") to have any part of the Bonus payable to the Executive for any Fiscal Year reduced, and to have an amount equal to such part of the Executive's Bonus contributed to the Profit-Sharing Plan as a 401(k) Contribution on the Executive's behalf, an amount equal to such part of the Executive's Bonus shall be contributed to the Profit-Sharing Plan on behalf of the Executive, and thereupon, the obligation of the Corporation under this Plan with respect to payment of such part of the Executive's Bonus shall be fully discharged. However, no such contribution shall be made to the extent it would cause any limitation applicable under the 401(k) Plan to be exceeded.

6. CHANGE IN CONTROL

     Notwithstanding any other provision in the Plan to the contrary (but subject to the "provided, however" clause contained in the definition of "Change in Control" in Section 2), upon the occurrence of a Change in Control, the following provisions shall apply.

     (a) The amount of the Bonus payable to any Executive for the Fiscal Year in which a Change in Control occurs shall be at least equal to the Target Bonus Percentage of the Executive's Base Salary for such year or, in the case of any Executive whose Term of Employment commences after the start of such year or ends prior to the close of such year, a pro rata portion thereof determined on the basis of the number of days of such Fiscal Year that fall within the Executive's Term of Employment.

     (b) Each Executive whose Term of Employment has not ended prior to the occurrence of a Change in Control shall be entitled to receive a Bonus for each Contract Year (as defined in the Executive's Employment Agreement) that falls in whole or in part within the Executive's Term of Employment and that ends after the Fiscal Year in which the Change in Control occurs. The amount of the Bonus payable to the Executive for each such Contract Year shall be at least equal to the Target Bonus Percentage of the Executive's Base Salary for such Contract Year or, in the case of any Executive whose Term of Employment ends after the start of such Contract Year but prior to the close of such year, a pro rata portion thereof determined on the basis of the number of days of such Contract Year that fall within the Executive's Term of Employment.

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     (c) The entire amount of the Bonus payable to an Executive for any Fiscal Year or Contract Year pursuant to (a) or (b) above, reduced by the amount of all federal, state and local taxes required to be withheld therefrom, shall be paid to the Executive in a single cash lump sum as soon as practicable after the close of such Fiscal Year or Contract Year, but in no event later than 2 1/2 months after the close of such Fiscal Year or Contract Year.

7. RIGHTS OF EXECUTIVES

     An Executive's rights and interests under the Plan shall be subject to the following provisions:

     (a) An Executive's rights to payments under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive.

     (b) Neither the Plan nor any action taken hereunder shall be construed as giving any Executive any right to be retained in the employment of the Corporation or any of its subsidiaries.

8. ADMINISTRATION

     The Plan shall be administered by the Committee. A majority of the members of the Committee shall constitute a quorum. The Committee may act at a meeting, including a telephone meeting, by action of a majority of the members present, or without a meeting by unanimous written consent. In addition to the responsibilities and powers assigned to the Committee elsewhere in the Plan, the Committee shall have the authority, in its discretion, to establish from time to time guidelines or regulations for the administration of the Plan, interpret the Plan, and make all determinations considered necessary or advisable for the administration of the Plan.

     The Committee may delegate any ministerial or nondiscretionary function pertaining to the administration of the Plan to any one or more officers of the Corporation.

     All decisions, actions or interpretations of the Committee under the Plan shall be final, conclusive and binding upon all parties. Notwithstanding the foregoing, any determination made by the Committee after the occurrence of a Change in Control that denies in whole or in part any claim made by any individual for benefits under the Plan shall be subject to judicial review, under a "de novo", rather than a deferential standard.

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9. AMENDMENT OR TERMINATION

     The Board of Directors may, (acting by the Committee if the by-laws of the Corporation so provide), with prospective or retroactive effect, amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that (a) no amendment, suspension or termination of the Plan shall adversely affect the rights of any Executive with respect to any Bonus that has become payable to the Executive under the Plan, without his or her written consent, and (b) following a Change in Control, no amendment to Section 6, and no termination of the Plan, shall be effective if such amendment or termination adversely affects the rights of any Executive under the Plan.

10. SUCCESSOR CORPORATION

     The obligations of the Corporation under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Corporation, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Corporation. The Corporation agrees that it will make appropriate provision for the preservation of Executives' rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

11. GOVERNING LAW

     The Plan shall be governed by and construed in accordance with the laws of the State of New York.

12. EFFECTIVE DATE

     The Plan was adopted by the Committee on October 16, 2003 effective for the Fiscal Year beginning August 3, 2003, subject, however, to approval by the shareholders of the Corporation at the 2003 annual meeting of the shareholders, including any adjournment thereof.

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RELEASE

     1. Release of Claims and Waiver of Rights.

     (a) Pall Corporation (the “Company”) on behalf of itself and its affiliates, successors and assigns, hereby releases, remises and acquits Eric Krasnoff (“Executive”) and his heirs, successors and assigns, together with Executive, (the “Releasees”), from, and holds them harmless against, any and all Claims (as defined below) (including attorneys’ fees and expenses), asserted or unasserted, known or unknown, that it, its affiliates, successors or assigns has or might have, arising on or prior to the date on which this Release is signed.

     (b) The term “Claims” (whether denominated claims, demands, causes of action, obligations, damages or liabilities) includes, and is expressly limited to, claims arising under any federal, state, or local common or statutory law with respect to (i) reimbursement of the Company for any expense previously reported by Executive as a business expense or any related use of Company-provided credit cards, and (ii) Executive’s compliance with the Company’s policy entitled “On the Job Relationships in the Workplace”, in each case, in connection with the inquiry described in the Company’s press release dated January 28, 2011, attached hereto as Exhibit A (the “Inquiry”) before any state or federal court, tribunal or administrative agency. The Company will not file or permit to be filed on its behalf any such Claim.

     (c) Notwithstanding anything to the contrary contained in this Section 1, (i) the Company does not release any of the Releasees from Executive’s obligations under the Employment Agreement, (ii) nothing in this Release shall affect, or constitute a waiver by the Company of, any of its rights or obligations to recoup any compensation of whatever kind paid by the Company or any of its affiliates at any time to Executive to the fullest extent such recoupment is required by applicable law or to the minimum extent required by listing standards (or any Company policy implementing such listing standards) adopted pursuant to Section 10D of the Securities Exchange Act of 1934, as it may be amended, and (iii) for the avoidance of doubt, the Company does not release any of the Releasees from any claims (whether denominated claims, demands, causes of action, obligations, damages or liabilities) it may have with respect to any violation of law or Company policy by Executive, whether in connection with the Inquiry or otherwise and whether or not based on facts known to the Company as of the date hereof, other than in respect of the Claims specified above.

     2. Representations and Covenants. The Company hereby represents and agrees to all of the following:

     (a) If the Company should hereafter make any Claim against the Releasees , this Release may be raised as a complete bar to any such Claim, and the applicable Releasee may recover from the Company all costs incurred in connection with such Claim, including attorneys’ fees.

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     (b) This Release shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

     3. Declaration. The Company declares under penalty of perjury under the laws of the State of New York that the foregoing is true and correct.

Signature:	/s/ Robert G. Kuhbach

Date:	March 4, 2011

Name:	Robert G. Kuhbach

Acknowledged before me this 4th day of March      , 2011

NOTARY PUBLIC

/s/ Beth Glash

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EXHIBIT A

PORT WASHINGTON, N.Y., January 28, 2011 - Pall Corporation (NYSE:PLL) announced today that Eric Krasnoff, Chairman of the Board, Chief Executive Officer and President, intends to retire on his 60th birthday in March 2012, or earlier, on the identification of his successors in those positions. The Board of Directors plans to begin an executive search in the coming weeks.

“During his 17-year tenure as CEO, Eric has led the Company’s growth as the architect of its global strategy, and he has produced excellent results,” said Daniel J. Carroll, Jr., presiding lead independent director. “The Company is strong, growing and well positioned to meet the needs of Pall customers around the globe. The Board and Eric are committed to a smooth transition and superior execution as we look to the next phase of Pall’s growth.”

Mr. Krasnoff said, “I am proud of what we have accomplished at Pall over the years and it will be difficult to leave, but I believe it is important to begin planning for the Company’s next chapter and mine. Over the next several months, I will do all I can to help the Board identify the best possible leader to take Pall to the next level. At the same time, I want to emphasize that I remain fully engaged in the business and focused on maintaining our performance and momentum.”

The announcement follows the notice to the Board by Mr. Krasnoff and the Company’s General Counsel, Sandra Marino, on January 10, 2011, that they intended to pursue a personal relationship. Ms. Marino has tendered her resignation, which was accepted by the Board. Mr. Carroll said, “Sandra brought considerable legal talent and leadership to her role as General Counsel and Corporate Secretary, and we greatly appreciate her dedication and contribution to Pall’s success throughout her more than six years with the company. We share her view that, from a governance perspective, the right and necessary decision has been made and we wish her well in her future endeavors.”

The Company reported that, on being informed of the matter, the Board conducted and completed an inquiry with the assistance of outside counsel and determined that the relationship did not have any impact on Pall’s operating or financial results and that no Company assets were misused or misreported.

Effective immediately, Robert G. Kuhbach has been appointed as Senior Vice President, General Counsel and Corporate Secretary pending a search for Ms. Marino’s replacement. Mr. Kuhbach was employed by Dover Corporation, a diversified global industrial manufacturing company, from February 1993 to his retirement in December 2009. His last position at Dover was as Vice President Finance and Chief Financial Officer, which he held from November 2002 through July 2009. Previously, Mr. Kuhbach was Vice President, General Counsel and Secretary of Dover for almost 10 years. Ms. Marino has agreed to remain with the Company until February 28, 2011 to assist in the transition of her responsibilities.

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Mr. Carroll said, “We are very pleased to welcome Rob as part of our leadership team. His deep public company experience will complement our team of talented leaders. This experienced team will continue to execute Pall’s strategic growth plans to deliver value for customers and shareholders.”

About Pall Corporation

Pall Corporation is a filtration, separation and purification leader providing solutions to meet the critical fluid management needs of customers across the broad spectrum of life sciences and industry. Pall works with customers to advance health, safety and environmentally responsible technologies. The Company’s engineered products enable process and product innovation and minimize emissions and waste. Pall Corporation, with total revenues of $2.4 billion for fiscal 2010, is an S&P 500 company with more than 10,000 employees serving customers worldwide. To see how Pall is helping enable a greener, safer, more sustainable future, visit www.pall.com/green.

Investor Relations and Media Inquiries:
Pall Corporation
Patricia Iannucci
V.P. Investor Relations & Corporate Communications
516-801-9848
pat_iannucci@pall.com

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